Exhibit 99.1 Sealed Air Corporation 2415 Cascade Pointe Blvd. Charlotte, NC 28208

For release: February 7, 2019

Sealed Air Reports Fourth Quarter and Full Year 2018 Results

Solid year-over-year sales and earnings growth in Q4 and FY 2018 from continuing operations
●	Net sales increased 3% to $1.3 billion in Q4 and 6% to $4.7 billion in FY 2018
●	Net earnings and earnings per diluted share of $199 million and $1.28 in Q4 and $150 million and $0.94 in FY 2018
●	Adjusted EPS increased 29% to $0.75 in Q4 and 38% to $2.50 in FY 2018
●	Q4 and FY 2018 Adjusted EBITDA increased 4% to $248 million, or 19.7% of net sales, and 7% to $890 million, or 18.8% of net sales
Reinvent SEE strategy on track to take company to world-class performance
●	Well positioned to capitalize on growing fresh food and e-Commerce markets with high-value brands
●	Annualized savings from restructuring of $215 to $235 million by end of 2021
●	Implements “One SEE” and appoints Karl Deily Chief Commercial Officer
●	Announces Outlook for FY 2019

CHARLOTTE, N.C., February 7, 2019 – Sealed Air Corporation (NYSE: SEE) today reported financial results for the fourth quarter and full year 2018. As announced on December 13, 2018, Sealed Air’s primary focus is on the implementation of its Reinvent SEE strategy, which enhances earnings growth and addresses cost savings opportunities in the following four key initiatives: speed to market for new innovations, SG&A productivity, product cost efficiency, and channel optimization and customer service enhancements.

“Our focus on SEE Operational Excellence enabled us to deliver an Adjusted EBITDA increase of 7% on sales growth of 6% and an Adjusted Earnings Per Share increase of 38% in 2018, despite currency headwinds and higher input costs.” said Ted Doheny, Sealed Air President and CEO.

“We are continuing to execute on our Reinvent SEE strategy, which we are confident will transform Sealed Air into a company that delivers world-class performance as ‘One SEE.’ By improving how we innovate, buy, make, and solve, we will address our customers’ most critical packaging challenges, lead the industry with sustainable solutions and make every customer a reference. We are committed to creating long-term value for our shareholders through consistent profitable growth and increased earnings power.”

Unless otherwise stated, all results compare fourth quarter 2018 results to fourth quarter 2017 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported, on an organic basis and on a constant dollar basis. Organic refers to changes in unit volume and price/mix performance and excludes acquisition and divestiture activity and the impact of currency translation. Constant dollar refers to changes in unit volume, price/mix performance and acquisition and divestiture activity and excludes the impact of currency translation. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share (“Adjusted EPS”) and Adjusted Tax Rate, exclude the impact of specified items (“Special Items”), such as restructuring charges, charges related to the sale of Diversey, gains and losses related to acquisition and divestiture of businesses, special tax items (“Tax Special Items”) and certain other infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

Fourth Quarter Financial and Business Highlights
In the fourth quarter, Food Care net sales of $772 million increased 1% as reported. Currency negatively impacted Food Care by $40 million or 5%. On a constant dollar basis, net sales increased $47 million or 6% driven by favorable price/mix of 4% and volume growth of 2%. The increase in volume was led by 8% growth in Asia Pacific and 2% in both North America and EMEA, respectively. Adjusted EBITDA of $162 million, or 21.0% of net sales, increased 12% as reported. The increase in adjusted EBITDA was primarily attributable to favorable mix and price/cost spread, restructuring savings and higher volumes. Currency fluctuations had an $9 million unfavorable impact on Adjusted EBITDA.
Product Care net sales of $489 million in the fourth quarter were up 5% as reported. Currency negatively impacted Product Care by $8 million or 2%. On a constant dollar basis, net sales increased $33 million or 7%, including $27 million or 6% from acquisition activity and favorable price/mix of $6 million or 1%. Adjusted EBITDA of $85 million, or 17.5% of net sales, increased 5% as reported. The increase in adjusted EBITDA was primarily attributable to restructuring savings. Currency fluctuations had a $2 million unfavorable impact on Adjusted EBITDA.

Reinvent SEE
On December 13, 2018, Sealed Air announced its Reinvent SEE strategy to enhance earnings growth and address cost savings in the following key areas: speed to market for new innovations, SG&A productivity, product cost efficiency, and channel optimization and customer service enhancements. As previously announced, the Reinvent SEE strategy includes a three-year restructuring program (“New Program”). The New Program is expected to generate total annualized savings in the range of approximately $215 to $235 million by the end of 2021, of which approximately $45 million will be realized in 2019. The total cash cost of this program is estimated to be in the range of $190 to $220 million, of which approximately $80 million will be incurred in 2019.
Sealed Air will combine the New Program with its existing restructuring program, largely related to the elimination of stranded costs. In 2019, total annualized savings from both programs are expected to be approximately $70 million and cash restructuring payments and costs are expected to be approximately $115 million. The existing program will be completed in 2019 and the New Program will be completed by the end of 2021. Upon completion of both programs, total annualized savings are estimated to be $240 to $260 million from 2019 to 2021 and cash restructuring payments and costs are expected to be $225 to $255 million over the same period.
As part of Reinvent SEE, Sealed Air is enhancing the Company’s operating model to drive market penetration, increase speed to market for new innovations and optimize channel and customer service. Sealed Air will consolidate the commercial leadership of two divisions to one SEE Commercial team led by Karl Deily who will serve as Chief Commercial Officer.
The Company will maintain its segment reporting structure of two reportable segments in its 2018 Annual Report on Form 10-K and will continue to assess the changes in the management of the Company and the effect on segment reporting.

Fourth Quarter and Full Year 2018 U.S. GAAP Summary
Fourth quarter net sales of $1.3 billion increased 3% on a reported basis. Currency had a negative impact on total net sales of $48 million or 4%. For the full year 2018, net sales of $4.7 billion increased 6% on a reported basis. Currency had a negative impact on total net sales of $44 million or 1%. As reported, net sales increased across all regions for the full year 2018.

Fourth quarter net earnings from continuing operations on a reported basis was $199 million, or $1.28 per diluted share, compared to net earnings from continuing operations of $25 million, or $0.14 per diluted share, in the fourth quarter 2017. Net earnings in the fourth quarter 2018 was favorably impacted by $82 million of special items.

Special item income was primarily driven by $129 million in tax benefit resulting from nonrecurring items including a decrease to the previously recognized estimate of the one-time tax on unrepatriated earnings (transition tax) and the release of valuation allowances associated with tax initiatives. The tax benefit was offset by $39 million of restructuring charges and other associated costs. Net earnings in the fourth quarter 2017 was unfavorably impacted by $78 million of special items, including $42 million of tax related items, $21 million related to the sale of Diversey, $11 million primarily related to acquisition activity and $5 million of restructuring and other restructuring associated costs.

Full year 2018 net earnings from continuing operations on a reported basis was $150 million, or $0.94 per diluted share, compared to net earnings from continuing operations of $63 million, or $0.33 per diluted share, in the full year 2017. Net earnings for the full year 2018 was unfavorably impacted by $251 million of special items, including $222 million for tax special items such as the transition tax. In addition, net earnings was unfavorably impacted by special items expenses primarily related to restructuring and other restructuring associated costs of $64 million, charges related to the sale of Diversey of $21 million and charges related to acquisition and divestiture activities of $13 million, partially offset by gain on class-action litigation proceeds of $15 million. Net earnings for full year 2017 was unfavorably impacted by $280 million of special items, including $152 million of tax expense related to the sale of Diversey, as well as $55 million of charges related to the sale of Diversey, $26 million of restructuring and other restructuring associated costs and $16 million primarily related to acquisition activity.

The effective tax rate in the fourth quarter of 2018 was (68.3)%, compared to 79.0% in the fourth quarter of 2017. The effective tax rate in the fourth quarter of 2018 was favorably impacted by the finalization of the transition tax calculation associated with U.S. Tax Reform. The effective tax rate in the fourth quarter of 2018 was also favorably impacted by the release of valuation allowances associated with tax initiatives. The effective tax rate in the fourth quarter of 2017 was negatively impacted primarily by the revaluation of deferred tax assets as a result of U.S. Tax Reform.

The effective tax rate for full year 2018 was 67.2%, compared to 84.0% for full year 2017. The 2018 rate was negatively impacted by the transition tax associated with U.S. Tax Reform. The 2017 rate was negatively impacted primarily by additional tax expenses related to the sale of Diversey and the revaluation of deferred tax assets as a result of U.S. Tax Reform.

Fourth Quarter and Full Year 2018 Non-U.S. GAAP Summary

In the fourth quarter 2018, on a constant dollar basis, net sales increased 7% reflecting favorable price/mix of 3%, volume growth of 2% and contributions from acquisition activity of 2%. By region, constant dollar sales increased 17% in Latin America, 7% in North America, 4% in Asia Pacific and 2% in EMEA. Adjusted EBITDA was $248 million, or 19.7% of net sales, compared to $238 million, or 19.4% of net sales for the fourth quarter 2017. Adjusted EPS was $0.75 for the fourth quarter 2018. This compares to Adjusted EPS of $0.58 in the fourth quarter 2017. The Adjusted Tax Rate was 28.9% in the fourth quarter 2018, compared to 33.7% in the fourth quarter 2017.

For the full year 2018, on a constant dollar basis, net sales increased 7% reflecting favorable price/mix of 3%, contributions from acquisitions of 3% and volume growth of more than 1%. By region, constant dollar sales increased 17% in Latin America, 12% in Asia Pacific, 6% in North America and 3% in EMEA. Adjusted EBITDA was $890 million, or 18.8% of net sales, compared to $833 million, or 18.7% of net sales for full year 2017. Adjusted EPS was $2.50 for full year 2018 based on 160.2 million diluted shares outstanding. This compares to Adjusted EPS of $1.81 for full year 2017 based on 188.9 million diluted shares outstanding. The Adjusted Tax Rate was 27.5% for full year 2018, compared to 30.2% for full year 2017.

Cash Flow and Net Debt

Cash flow provided by operating activities in the year ended December 31, 2018 was $428 million, which is net of $52 million of payments related to the sale of Diversey and $12 million of restructuring payments.

Free cash flow, defined as net cash provided by operating activities less capital expenditures and payments related to the sale of Diversey, for the year ended December 31, 2018 was an inflow of $311 million. Interest payments, net of amounts capitalized and interest income, were $176 million. Capital expenditures were $169 million. Income tax payments, net of cash refunds, were $155 million. Working capital was an outflow of $10 million in 2018 comprised of an inflow of $43 million in accounts payable and an outflow of $52 million in inventory.

The Company repurchased 14.9 million shares for net cash outflow of $583 million during the year ended December 31, 2018. The Company has $775 million remaining under the current authorized share repurchase program. The Company paid cash dividends of $104 million.

Net Debt, defined as total debt less cash and cash equivalents, increased to $3.2 billion as of December 31, 2018 from $2.7 billion as of December 31, 2017. The increase in Net Debt resulted from a use of cash related to working capital, acquisition activity and share repurchases.

Outlook for Full Year 2019
For the FY 2019, the Company anticipates net sales growth to be approximately 2% on as reported basis and 5% in constant dollars. Adjusted EBITDA from continuing operations is expected to be in the range of $925 to $945 million. Currency is expected to have an unfavorable impact of approximately $130 million on net sales and $25 million on Adjusted EBITDA. The Company forecasts Adjusted EPS to be in the range of $2.65 to $2.75, which is based on 156 million shares outstanding and an anticipated Adjusted Tax Rate of 26%.

Free Cash Flow in FY 2019 is expected to be approximately $250 million, assuming capital expenditures of approximately $200 million and cash restructuring payments of approximately $115 million. The remaining cash restructuring payments of $110 to $140 million to complete the Company’s restructuring programs will be incurred primarily in 2020.

Conference Call Information

Date:	February 7, 2019
Time:	10:00 a.m. (ET)
Webcast:	www.sealedair.com/investors
Conference Dial In:	(855) 472-5411 (domestic)
(330) 863-3389 (international)
Participant Code:	4778771

A supplemental presentation accompanying the conference call will be available on the Company’s website at www.sealedair.com/investors.

Conference Call Replay Information

Date:	Thursday, February 7, 2019 at 1:00 p.m. (ET) through
Saturday, March 9, 2019 at 1:00 p.m. (ET)
Webcast:	www.sealedair.com/investors
Conference Dial In:	(855) 859-2056 (domestic)
(404) 537-3406 (international)
Participant Code:	4778771

Business

Sealed Air partners with customers to solve their most critical packaging challenges with innovative solutions that leave our world, environment, and communities better than we found them. Our portfolio of widely recognized brands includes Cryovac® food packaging and Bubble Wrap® protective packaging which respectively enable a safer, more efficient food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.7 billion in sales in 2018 and has approximately 15,500 employees who serve customers in 123 countries. To learn more, visit www.sealedair.com.

Website Information

We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information

In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an “organic” and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA, and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements Balance Sheets” (under the section entitled “Calculation of Net Debt”), “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA,” “Components of Change in Net Sales by Segment,” “Components of Change in Net Sales by Region."

Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.

We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other unusual gains and losses.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.

The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, pandemics, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2017 Annual Report on Form 10-K), regulatory actions and legal matters, and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Operations(1)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2018	2017	2018	2017
Net sales	$1,260.3	$1,227.8	$4,732.7	$4,461.6
Cost of sales(2)(3)	861.2	855.3	3,230.6	3,049.5
Gross profit	399.1	372.5	1,502.1	1,412.1
Selling, general and administrative expenses(2)	203.4	207.4	782.3	815.6
Amortization expense of intangible assets acquired	4.8	3.9	15.7	13.1
Restructuring and other charges	25.5	2.9	47.8	12.1
Operating profit	165.4	158.3	656.3	571.3
Interest expense, net	(46.6)	(40.8)	(177.9)	(184.2)
Foreign currency exchange loss due to highly inflationary economies	(2.9)	—	(2.5)	—
Other income (expense), net(2)(3)	2.6	1.5	(18.1)	6.2
Earnings before income tax (benefit) provision	118.5	119.0	457.8	393.3
Income tax (benefit) provision	(80.9)	94.0	307.5	330.5
Net earnings from continuing operations	199.4	25.0	150.3	62.8
Gain (loss) on sale of discontinued operations, net of tax	0.9	(58.6)	42.8	640.7
Net earnings from discontinued operations, net of tax	—	0.1	—	111.4
Net earnings (loss)	$200.3	$(33.5)	$193.1	$814.9
Basic:
Continuing operations	$1.28	$0.14	$0.94	$0.34
Discontinued operations	0.01	(0.33)	0.27	3.99
Net earnings (loss) per common share - basic	$1.29	$(0.19)	$1.21	$4.33
Diluted:
Continuing operations	$1.28	$0.14	$0.94	$0.33
Discontinued operations	—	(0.33)	0.26	3.96
Net earnings (loss) per common share - diluted	$1.28	$(0.19)	$1.20	$4.29
Dividends per common share	$0.16	$0.16	$0.64	$0.64
Weighted average number of common shares outstanding:
Basic	155.2	175.3	159.4	186.9
Diluted	156.1	175.9	160.2	188.9

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)
Due to the adoption of ASU 2017-07, certain amounts related to defined benefit and other post-employment benefit plans were reclassified from cost of sales and selling, general and administrative expenses to other income (expense), net. The impact for the year ended December 31, 2017 was $16.7 million.

(3)
As part of our review of costs included in the corporate segment, amounts related to division operations were identified and reclassified out of other income (expense), net to cost of sales. This resulted in a reclassification of $8.1 million for the year ended December 31, 2017.

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Balance Sheets(1)
(Unaudited)

(In millions)	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$271.7	$594.0
Trade receivables, net	473.4	552.4
Income tax receivables	58.4	85.1
Other receivables	81.3	90.2
Inventories, net	544.9	506.8
Current assets held for sale	0.6	4.0
Prepaid expenses and other current assets	124.5	33.9
Total current assets	1,554.8	1,866.4
Property and equipment, net	1,036.2	998.4
Goodwill	1,947.6	1,939.8
Identifiable Intangible assets, net	101.7	83.6
Deferred taxes	170.5	176.2
Other non-current assets	239.4	215.9
Total assets	$5,050.2	$5,280.3
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Short-term borrowings	$232.8	$25.3
Current portion of long-term debt	4.9	2.2
Accounts payable	765.0	723.8
Current liabilities held for sale	—	2.2
Accrued restructuring costs	33.5	15.4
Income tax payable	23.5	47.3
Other current liabilities	428.9	562.0
Total current liabilities	1,488.6	1,378.2
Long-term debt, less current portion	3,236.5	3,230.5
Deferred taxes	20.4	28.5
Other non-current liabilities	653.3	490.8
Total liabilities	5,398.8	5,128.0
Stockholders’ (deficit) equity:
Preferred stock	—	—
Common stock	23.2	23.0
Additional paid-in capital	2,049.6	1,939.6
Retained earnings	1,835.0	1,735.2
Common stock in treasury	(3,336.5)	(2,700.6)
Accumulated other comprehensive loss, net of taxes	(919.9)	(844.9)
Total stockholders’ (deficit) equity	(348.6)	152.3
Total liabilities and stockholders’ (deficit) equity	$5,050.2	$5,280.3

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

CALCULATION OF NET DEBT(1)

	December 31, 2018	December 31, 2017
Short-term borrowings	$232.8	$25.3
Current portion of long-term debt	4.9	2.2
Long-term debt, less current portion	3,236.5	3,230.5
Total debt	3,474.2	3,258.0
Less: cash and cash equivalents	(271.7)	(594.0)
Net debt	$3,202.5	$2,664.0

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Cash Flows(1)
(Unaudited)

	Year Ended December 31,
(In millions)	2018	2017
Net earnings available to common stockholders	$193.1	$814.9
Adjustments to reconcile net earnings to net cash provided by operating activities(2)	172.7	(255.3)
Changes in operating assets and liabilities:
Trade receivables, net	(0.9)	(81.4)
Inventories	(51.6)	(55.4)
Accounts payable	42.6	154.1
Income tax receivable/payable	(16.4)	(207.1)
Other assets and liabilities	88.5	54.6
Net cash provided by operating activities	$428.0	$424.4
Cash flows from investing activities:
Capital expenditures	$(168.6)	$(183.8)
Proceeds, net from sale of business and property and equipment	6.8	2.7
Businesses acquired in purchase transactions, net of cash acquired	(68.4)	(119.2)
Loss from settlement of cross currency swaps	—	(61.8)
Impact of sale of Diversey(3)	(15.3)	2,156.9
Investment in equity investments	(7.5)	—
Settlement of foreign currency forward contracts	(11.1)	(8.7)
Other investing activities	(2.6)	—
Net cash (used in) provided by investing activities(3)	$(266.7)	$1,786.1
Cash flows from financing activities:
Net proceeds (payments) on short-term borrowings	$224.0	$(93.7)
Proceeds from cross currency swap	—	17.4
Payments of borrowings	(1.6)	(369.5)
Dividends paid on common stock	(104.1)	(119.7)
Repurchases of common stock	(582.6)	(1,302.1)
Payments for debt extinguishment costs	(6.1)	—
Acquisition of common stock for tax withholding	(7.9)	(22.1)
Net cash used in financing activities(3)	$(478.3)	$(1,889.7)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$(5.3)	$(113.4)
Cash and cash equivalents	594.0	333.7
Restricted cash and cash equivalents(3)	—	52.9
Balance, beginning of period	$594.0	$386.6
Net change during the period	$(322.3)	$207.4
Cash and cash equivalents	271.7	594.0
Restricted cash and cash equivalents(3)	—	—
Balance, end of period	$271.7	$594.0

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$428.0	$424.4
Capital expenditures for property and equipment	(168.6)	(183.8)
Free Cash Flow(4)	$259.4	$240.6

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$191.4	$210.8
Income tax payments, net of cash refunds	$155.0	$161.7
Payments related to the sale of Diversey and efforts to address stranded costs	$51.6	$180.8
Restructuring payments including associated costs	$12.1	$49.3

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)
2018 primarily consists of depreciation and amortization of $131 million, share based compensation expense of $29 million, profit sharing expense of $22 million and foreign currency losses of $14 million, partially offset by $43 million gain on the sale of Diversey. 2017 primarily consists of $641 million related to the gain on sale from Diversey partially offset by depreciation and amortization of $149 million, share based compensation expense of $45 million and profit sharing expense of $23 million.

(3)
The Company adopted ASU 2016-18, Restricted Cash, in 2018. As a result, for the year ended December 31, 2017, there was a decrease in cash flows from financing activities of $25.4 million due to the reclassification of restricted cash and a decrease in cash flows from investing activities of $27.5 million due to the reclassification of restricted cash sold in the sale of Diversey.

(4)
Free cash flow was $311 million in 2018 excluding the payment of charges related to the sale of Diversey of $52 million. Free cash flow was an inflow of $421 million in 2017 excluding the payment of charges related to the sale of Diversey of $181 million.

Sealed Air Corporation
Supplemental Information(1)
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
(In millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings and diluted EPS from continuing operations(2)	$199.4	$1.28	$25.0	$0.14	$150.3	$0.94	$62.8	$0.33
Special Items(3)	(82.4)	(0.53)	78.1	0.44	250.6	1.56	279.8	1.48
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS from continuing operations	$117.0	$0.75	$103.1	$0.58	$400.9	$2.50	$342.6	$1.81
Weighted average number of common shares outstanding - Diluted		156.1		175.9		160.2		188.9

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)	Net earnings per common share is calculated under the two-class method.

(3)	Special Items include the following:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2018	2017	2018	2017
Special Items:
Restructuring and other charges	$(25.5)	$(2.9)	$(47.8)	$(12.1)
Other restructuring associated costs included in cost of sales and selling, general and administrative expenses	(13.3)	(1.6)	(15.8)	(14.3)
Foreign currency exchange loss due to highly inflationary economies	(2.9)	—	(2.5)	—
Charges related to acquisition and divestiture activity	(3.3)	(10.7)	(13.3)	(15.5)
Charges related to the sale of Diversey	0.4	(21.0)	(20.9)	(68.6)
Gain from class-action litigation settlement	2.3	—	14.9	—
Curtailment related to retained Diversey retirement plans	—	—	—	13.5
Other Special Items(i)	(3.8)	(0.3)	(9.4)	(0.5)
Pre-tax impact of Special Items	(46.1)	(36.5)	(94.8)	(97.5)
Tax impact of Special Items and Tax Special Items(ii)	128.5	(41.6)	(155.8)	(182.3)
Net impact of Special Items	$82.4	$(78.1)	$(250.6)	$(279.8)
Weighted average number of common shares outstanding - Diluted	156.1	175.9	160.2	188.9
Earnings (Loss) per share impact from Special Items	$0.53	$(0.44)	$(1.56)	$(1.48)

(i)
Other Special Items for the three months and year ended December 31, 2018 primarily included fees related to professional services. Other Special Items for the three months and year ended December 31, 2017 primarily included transaction costs related to reorganizations.

(ii)	Refer to Note 1 in the table below for a description of Special Items related to tax.

The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2018	2017	2018	2017
U.S. GAAP Earnings before income tax provision (benefit) from continuing operations	$118.5	$119.0	$457.8	$393.3
Pre-tax impact of Special Items	46.1	36.5	94.8	97.5
Non-U.S. GAAP Adjusted Earnings before income tax provision (benefit) from continuing operations	$164.6	$155.5	$552.6	$490.8

U.S. GAAP Income tax provision (benefit) from continuing operations	$(80.9)	$94.0	$307.5	$330.5
Tax Special Items(1)	116.7	(57.8)	(178.3)	(208.1)
Tax impact of Special Items	11.8	16.2	22.5	25.8
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$47.6	$52.4	$151.7	$148.2

U.S. GAAP Effective income tax rate	(68.3)%	79.0%	67.2%	84.0%
Non-U.S. GAAP Adjusted income tax rate	28.9%	33.7%	27.5%	30.2%

(1)
For the three months ended, December 31, 2018, Tax Special Items reflects benefit resulting from nonrecurring items including an adjustment related to the finalization of the one-time tax on unrepatriated earnings (transition tax) and the release of valuation allowances associated with tax initiatives. For the year ended December 31, 2018, Tax Special Items includes $222 million of expense for transition tax which is partially offset by benefit related to the release of valuation allowances associated with tax initiatives. For the year ended December 31, 2017, Tax Special Items included $152 million of expense in connection with the sale of Diversey.

Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended December 31,
(In millions)	Food Care		Product Care		Total Company
2017 Net Sales	$764.1	62.2%	$463.7	37.8%	$1,227.8

Volume - Units	17.9	2.3%	0.6	0.1%	18.5	1.5%
Price/mix(2)	29.3	3.8%	5.9	1.3%	35.2	2.9%
Total organic change (non-U.S. GAAP)(3)	47.2	6.1%	6.5	1.4%	53.7	4.4%
Acquisition	—	—%	26.6	5.7%	26.6	2.2%
Total constant dollar change (non-U.S. GAAP)(3)	47.2	6.1%	33.1	7.1%	80.3	6.6%
Foreign currency translation	(39.7)	(5.2)%	(8.1)	(1.7)%	(47.8)	(3.9)%
Total change (U.S. GAAP)	7.5	0.9%	25.0	5.4%	32.5	2.7%

2018 Net Sales	$771.6	61.2%	$488.7	38.8%	$1,260.3

	Year Ended December 31,
(In millions)	Food Care		Product Care		Total Company
2017 Net Sales	$2,815.2	63.1%	$1,646.4	36.9%	$4,461.6

Volume - Units	63.1	2.2%	4.6	0.3%	67.7	1.5%
Price/mix(2)	82.3	2.9%	50.7	3.1%	133.0	3.0%
Total organic change (non-U.S. GAAP)(3)	145.4	5.1%	55.3	3.4%	200.7	4.5%
Acquisition	—	—%	113.8	6.9%	113.8	2.6%
Total constant dollar change (non-U.S.GAAP)(3)	145.4	5.1%	169.1	10.3%	314.5	7.1%
Foreign currency translation	(52.5)	(1.9)%	9.1	0.6%	(43.4)	(1.0)%
Total change (U.S. GAAP)	92.9	3.2%	178.2	10.9%	271.1	6.1%

2018 Net Sales	$2,908.1	61.4%	$1,824.6	38.6%	$4,732.7

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)
Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro-denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(3)
Total organic change is a non-U.S. GAAP financial measure which excludes acquisition and divestiture activity and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Region
(Unaudited)

	Three Months Ended December 31,
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2017 Net Sales	$637.1	51.9%	$278.0	22.6%	$115.1	9.4%	$197.6	16.1%	$1,227.8

Volume - Units	14.9	2.3%	0.3	0.1%	(1.8)	(1.6)%	5.1	2.6%	18.5	1.5%
Price/mix(4)	9.2	1.4%	5.3	1.9%	21.9	19.0%	(1.2)	(0.6)%	35.2	2.9%
Total organic change (non-U.S. GAAP)(5)	24.1	3.7%	5.6	2.0%	20.1	17.4%	3.9	2.0%	53.7	4.4%
Acquisition	23.0	3.6%	—	—%	—	—%	3.6	1.8%	26.6	2.2%
Total constant dollar change (non-U.S. GAAP)(5)	47.1	7.3%	5.6	2.0%	20.1	17.4%	7.5	3.8%	80.3	6.6%
Foreign currency translation	(1.8)	(0.3)%	(12.5)	(4.5)%	(25.8)	(22.4)%	(7.7)	(3.9)%	(47.8)	(3.9)%
Total change (U.S. GAAP)	45.3	7.0%	(6.9)	(2.5)%	(5.7)	(5.0)%	(0.2)	(0.1)%	32.5	2.7%

2018 Net Sales	$682.4	54.1%	$271.1	21.5%	$109.4	8.7%	$197.4	15.7%	$1,260.3

	Year Ended December 31,
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2017 Net Sales	$2,415.0	54.1%	$984.7	22.1%	$409.3	9.2%	$652.6	14.6%	$4,461.6

Volume - Units	14.2	0.6%	15.1	1.5%	23.4	5.7%	15.0	2.3%	67.7	1.5%
Price/mix(4)	76.0	3.1%	13.7	1.4%	45.6	11.1%	(2.3)	(0.4)%	133.0	3.0%
Total organic change (non-U.S. GAAP)(5)	90.2	3.7%	28.8	2.9%	69.0	16.8%	12.7	1.9%	200.7	4.5%
Acquisition	43.8	1.8%	—	—%	1.4	0.3%	68.6	10.5%	113.8	2.6%
Total constant dollar change (non-U.S. GAAP)(5)	134.0	5.5%	28.8	2.9%	70.4	17.1%	81.3	12.4%	314.5	7.1%
Foreign currency translation	(0.1)	—%	24.5	2.5%	(62.6)	(15.3)%	(5.2)	(0.8)%	(43.4)	(1.0)%
Total change (U.S. GAAP)	133.9	5.5%	53.3	5.4%	7.8	1.8%	76.1	11.6%	271.1	6.1%

2018 Net Sales	$2,548.9	53.9%	$1,038.0	21.9%	$417.1	8.8%	$728.7	15.4%	$4,732.7

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)	EMEA consists of Europe, Middle East, Africa and Turkey.

(3)	APAC refers collectively to our Asia Pacific region. This region consists of i) Greater China, ii) India/Southeast Asia and iii) Australia, New Zealand, Japan and Korea.

(4)
Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro-denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(5)
Total organic change is a non-U.S. GAAP financial measure which excludes acquisition and divestiture activity and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

Sealed Air Corporation
Supplemental Information(1)
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA
(Unaudited)
To accelerate productivity improvements and elimination of operational redundancies, the Company implemented a change in allocation of Corporate expenses, effective January 1, 2018. These expenses are now allocated to Food Care and Product Care segments. For comparison purposes, the Company presented 2017 results to reflect the revised allocation of these costs. This segment reporting change has no impact on Total Company Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2018	2017	2018	2017
Net Sales:
Food Care	$771.6	$764.1	$2,908.1	$2,815.2
As a % of Total Company net sales	61.2%	62.2%	61.4%	63.1%
Product Care	488.7	463.7	1,824.6	1,646.4
As a % of Total Company net sales	38.8%	37.8%	38.6%	36.9%
Total Company Net Sales	$1,260.3	$1,227.8	$4,732.7	$4,461.6

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2018	2017	2018	2017
Adjusted EBITDA from continuing operations:
Food Care	$162.3	$144.7	$577.8	$538.1
Adjusted EBITDA Margin	21.0%	18.9%	19.9%	19.1%
Product Care	85.3	81.6	318.6	292.2
Adjusted EBITDA Margin	17.5%	17.6%	17.5%	17.7%
Corporate	0.7	12.0	(6.9)	3.0
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$248.3	$238.3	$889.5	$833.3
Adjusted EBITDA Margin	19.7%	19.4%	18.8%	18.7%

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2018	2017	2018	2017
U.S. GAAP Net earnings from continuing operations	$199.4	$25.0	$150.3	$62.8
Interest expense, net	(46.6)	(40.8)	(177.9)	(184.2)
Income tax (benefit) provision	(80.9)	94.0	307.5	330.5
Depreciation and amortization(1)	(39.1)	(42.0)	(161.4)	(158.3)
Depreciation and amortization adjustments	2.0	—	2.4	—
Special Items:
Restructuring and other charges(2)	(25.5)	(2.9)	(47.8)	(12.1)
Other restructuring associated costs	(13.3)	(1.6)	(15.8)	(14.3)
Foreign currency exchange loss due to highly inflationary economies	(2.9)	—	(2.5)	—
Charges related to acquisition and divestiture activity	(3.3)	(10.7)	(13.3)	(15.5)
Charges incurred related to the sale of Diversey	0.4	(21.0)	(20.9)	(68.6)
Gain from class-action litigation settlement	2.3	—	14.9	—
Curtailment related to retained Diversey retirement plans	—	—	—	13.5
Other Special Items(3)	(3.8)	(0.3)	(9.4)	(0.5)
Pre-tax impact of Special items	(46.1)	(36.5)	(94.8)	(97.5)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$248.3	$238.3	$889.5	$833.3

(1)	Depreciation and amortization by segment are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2018	2017	2018	2017
Food Care	$25.6	$28.6	$105.4	$108.9
Product Care	13.5	13.4	56.0	49.4
Total Company depreciation and amortization(i)	$39.1	$42.0	$161.4	$158.3

(i)
Includes share-based incentive compensation of $6.3 million and $29.9 million for the three months and year ended December 31, 2018, respectively, and $7.0 million and $38.2 million for the three months and year ended December 31, 2017, respectively.

(2)	Restructuring and other charges by segment is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2018	2017	2018	2017
Food Care	$9.3	$1.8	$17.7	$7.6
Product Care	16.2	1.1	30.1	4.5
Total Company restructuring and other charges	$25.5	$2.9	$47.8	$12.1

(3)
Other Special Items for the three months and year ended December 31, 2018 primarily included fees related to professional services. Other Special Items for the three months and year ended December 31, 2017 primarily included transaction costs related to reorganizations.